The Mexico Fund, Inc.

Monthly Summary Report
March 2013

Prepared By:

Impulsora del Fondo México, sc
Investment Advisor to the Fund

The information presented in this report has been derived from the sources indicated. Neither The Mexico Fund, Inc. nor its Adviser, Impulsora del Fondo México, S.C., has independently verified or confirmed the information presented herein.

			March 31, 2013

I. The Mexico Fund Data	End of Month	One Month Earlier	One Year Earlier

Total Net Assets1 (million US$)	$450.89	$426.89	$370.39
NAV per share	$33.69	$31.90	$27.72
Closing price NYSE2	$36.60	$32.12	$25.25
% Premium (Discount)	8.64%	0.69%	(8.91%)
Shares traded per month2 (composite figures)	2,886,724	1,365,927	978,547
Outstanding shares3	13,381,884	13,381,884	13,362,856
Shares on Short Interest Position2	338,861	232,896	23,335

Note: Past performance is no guarantee of future results.

II. Performance4	1 Month	3 Months	6 Months	1 Year

Market price	13.95%	26.12%	41.30%	58.34%
NAV per share	5.61%	9.35%	21.21%	32.14%
Bolsa Index	3.49%	5.08%	12.42%	15.82%
MSCI Mexico Index	3.69%	4.84%	11.62%	16.65%

	2 Years	3 Years	5 Years	10 Years
Market price	56.51%	94.80%	88.72%	839.42%
NAV per share	30.27%	56.33%	39.79%	643.19%
Bolsa Index	13.61%	32.81%	23.08%	551.83%
MSCI Mexico Index	15.88%	36.68%	19.70%	457.10%

III. The Mexican Stock Exchange		End of Month	One Month Earlier	One Year Earlier

Bolsa Index5		44,077.09	44,120.99	39,521.24
Daily avg. of million shares traded		508.1	402.2	381.7
Valuation Ratios6:	P/E	20.02	19.77	19.79
	P/BV	3.07	3.07	2.77
	EV/EBITDA	9.65	9.63	8.51
Market capitalization (billion US$)		$598.17	$576.73	$518.82

1 Source: Impulsora del Fondo México, S.C. (Impulsora). Impulsora utilizes the spot exchange rate, provided by Bloomberg, to calculate the Fund's Net Asset Value per share (NAV). The NAV is published every business day on the Fund’s website www.themexicofund.com.

2 Source: NYSE Euronext. Short interest position as of first fortnight of every month.

3 During March 2013 the Fund did not repurchase or issue any shares.

4 Sources: Lipper, Inc., Bloomberg and Impulsora del Fondo México, S.C. Periods ended on the last US business day of the date of this report. Performance figures for the Fund take into account the reinvestment of distributions; however, performance figures for the Bolsa Index and MSCI Mexico Index do not.

5 Source: Mexican Stock Exchange

6 Source: Impulsora del Fondo México, S.C. Figures represent the average obtained from a representative sample of companies listed on the Bolsa. P/E refers to Price/Earnings, P/BV refers to Price/Book Value and EV/EBITDA refers to Enterprise Value/Earnings Before Interests, Taxes, Depreciation and Amortization.

IV. The Mexican Economy.
	End of Month	One Month Earlier	One Year Earlier
Treasury Bills7
One month	3.98%	4.19%	4.24%
Six months	4.09%	4.25%	4.51%
One year	4.22%	4.31%	4.63%

Long-term Bonds
Three years	4.44%	4.51%	4.99%
Five years	4.63%	4.68%	5.29%
Ten years	N.A.	5.03%	N.A.
20 years	5.69%	N.A.	N.A.
30 years	5.88%	6.10%	7.67%

Currency Market8
Exchange Rate (Ps/US$)	Ps. 12.3360	Ps. 12.7793	Ps. 12.8107

Inflation Rates on Previous Month	Month	Year to Date	Last 12 Months

Consumer Price Index9 (CPI)	0.49%	0.90%	3.55%

V. Economic Comments.

According to results of the monthly poll conducted during March 2013 by Mexico’s Central Bank (Banxico), economic analysts of the private sector estimate that Mexico’s gross domestic product (GDP) will increase 3.46% during 2013 and 3.95% during 2014. The inflation rate is estimated by analysts to be 3.75% for 2013 and 3.73% for 2014. The exchange rate of the peso against the dollar is expected to end 2013 at Ps. 12.44 and at Ps. 12.56 towards the end of 2014, while the interest rate for the 28-day Cetes (Treasury Bills) is estimated to be 4.08% and 4.43% for the same periods. The complete results of this and past polls are available at Banxico’s website, located at www.banxico.org.mx.

7 Monthly average of weekly auctions as published by Banco de México. N.A. means no auction for such instrument was scheduled for this month.

8 Sources: Bloomberg and Banco de México

9 Source: Banco de México

VI. Portfolio of Investments As of March 31, 2013 (Unaudited)

			Percent of
Shares Held	COMMON STOCK - 88.60%	Value	Net Assets
	Airports
1,000,000	Grupo Aeroportuario del Sureste, S.A.B. de C.V. Series B	$13,604,086	3.02%

	Beverages
1,000,000	Arca Continental, S.A.B. de C.V.	7,502,432	1.66
300,000	Coca-Cola Femsa, S.A.B. de C.V. Series L	4,863,570	1.08
3,100,000	Fomento Económico Mexicano, S.A.B. de C.V. Series UBD	34,922,746	7.75
1,285,000	Organización Cultiba, S.A.B. de C.V. Series B	3,651,042	0.81
		50,939,790	11.30
	Building Materials
25,020,000	Cemex, S.A.B. de C.V. Series CPO	30,483,998	6.76

	Chemical Products
2,800,000	Alpek, S.A.B. de C.V. Series A	6,698,119	1.49
3,130,396	Mexichem, S.A.B. de C.V.	16,811,668	3.73
		23,509,787	5.22
	Construction and Infrastructure
2,300,000	Empresas ICA, S.A.B. de C.V.	7,683,447	1.70
2,200,000	OHL México, S.A.B. de C.V.	6,108,139	1.36
		13,791,586	3.06
	Consumer Products
6,000,000	Kimberly-Clark de México, S.A.B. de C.V. Series A	20,967,899	4.65

	Energy
1,200,000	Infraestructura Energética Nova, S.A.B de C.V.	3,826,848	0.85

	Financial Groups
1,470,000	Banregio Grupo Financiero, S.A.B. de C.V. Series O	7,645,525	1.70
3,720,000	Grupo Financiero Banorte, S.A.B. de C.V. Series O	29,757,588	6.60
3,720,000	Grupo Financiero Santander Mexicano, S.A.B de C.V. Series B	11,232,977	2.49
		48,636,090	10.79
	Food
4,000,000	Grupo Bimbo, S.A.B. de C.V. Series A	12,804,799	2.84
1,550,000	Grupo Herdez, S.A.B. de C.V.	5,704,442	1.27
		18,509,241	4.11
	Holding Companies
9,690,000	Alfa, S.A.B. de C.V. Series A	23,690,856	5.25
1,620,000	Grupo Carso, S.A.B. de C.V. Series A1	9,041,586	2.01
1,000,000	KUO, S.A.B. de C.V. Series B	2,592,412	0.57
		35,324,854	7.83
	Media
3,042,000	Grupo Televisa, S.A.B. Series CPO	16,164,324	3.58

	Mining
5,250,000	Grupo México, S.A.B. de C.V. Series B	21,232,369	4.71

			Percent of
Shares Held	COMMON STOCK	Value	Net Assets
	Restaurants
2,500,000	Alsea, S.A.B. de C.V.	7,190,337	1.59

	Retail
1,500,000	El Puerto de Liverpool, S.A.B. de C.V. Series C-1	18,497,082	4.10
2,740,000	Grupo Comercial Chedraui, S.A.B. de C.V. Series B	9,284,371	2.06
8,100,000	Wal-Mart de México, S.A.B. de C.V. Series V	26,527,237	5.88
		54,308,690	12.04
	Stock Exchange
3,200,000	Bolsa Mexicana de Valores, S.A.B. de C.V. Series A	9,175,097	2.03

	Telecommunications Services
30,000,000	América Móvil, S.A.B. de C.V. Series L	31,833,658	7.06

	Total Common Stock	$399,498,654	88.60%

	REAL ESTATE INVESTMENT TRUSTS – 2.68%

3,985,000	Macquaire México Real Estate Management S.A. de C.V. Series 12	8,883,552	1.97
1,432,327	PLA Administradora Industrial, S. de R.L. de C.V. Series 13	3,194,173	0.71
		$12,077,725	2.68

	Total Equity Securities	$411,576,379	91.28%

Securities	SHORT-TERM SECURITIES – 9.81%
Principal Amount
	Repurchase Agreements
$28,996,944	BBVA Bancomer, S.A., 3.96%, dated 03/27/13, due 04/01/13 repurchase price $29,012,892 collateralized by Bonos del Gobierno Federal.	$28,996,944	6.43%
	Time Deposits
15,232,527	Comerica Bank, 0.07%, dated 03/28/13, due 04/01/13	15,232,527	3.38
	Total Short-Term Securities	44,229,471	9.81
	Total Investments	455,805,850	101.09
	Liabilities in Excess of Other Assets	(4,912,535)	(1.09)
	Net Assets Equivalent to $33.69 per share on 13,381,884 shares of capital stock outstanding	$450,893,315	100.00%

VII. The Mexico Fund, Inc. Charts

VII. The Mexico Fund, Inc. Charts (continued)